UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2014

LIGAND PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037
(Address of principal executive offices) (Zip Code)

(858) 550-7500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 9, 2014, we entered into a Research and License Agreement (the “Agreement”) with Omthera Pharmaceuticals, Inc. (“Omthera”), a wholly-owned subsidiary of AstraZeneca plc. Under the Agreement, we granted Omthera an exclusive worldwide license to utilize the proprietary Ligand-developed LTP TECHNOLOGY™ to help develop drugs based upon certain omega-3 fatty acids.

Under the terms of the Agreement, we will be eligible to receive development, clinical and commercial milestone payments of up to $44.5 million, and tiered royalties and payments in the nature of royalties ranging from mid to high single digits of net sales.

The Agreement also establishes a research and development collaboration between Ligand and Omthera to target the development of such products to treat dyslipidemia, including hypertriglyceridemia. Omthera is solely responsible for all out-of-pocket research, preclinical and clinical development costs as well as all costs of commercializing any product(s) derived from this collaboration. Omthera will pay us a quarterly fee to offset personnel costs in conducting and supporting work under the research and development collaboration.

Ligand’s LTP TECHNOLOGY is a broadened novel prodrug technology designed to selectively deliver a range of active pharmaceutical agents to the liver, where they would be activated by certain enzymes mainly expressed in the liver. The technology can be used to improve activity and/or safety of an existing drug or to develop agents not previously viable as drug candidates to treat liver diseases or diseases caused by homeostatic imbalance of circulating biomolecules controlled by the liver (such as lipids and glucose), and could be especially useful in metabolic and cardiovascular diseases. Ligand’s LTP TECHNOLOGY™ has expanded chemical class applicability and also removes certain by-products as compared to other targeting technologies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date:    May 14, 2014
By:     /s/ Charles S. Berkman
Name: Charles S. Berkman
Title: Vice President, General Counsel and Secretary